 Exhibit 99.1

Owens Corning Updates Expectations Based on U.S. Roofing Market Demand

TOLEDO, Ohio - September 20, 2010 - Owens Corning (NSYE: OC) today announced updated expectations for certain forward-looking statements related to its outlook for 2010. The update was provided in advance of investor conferences and meetings scheduled to occur in September during which these matters may be discussed.

Following strong first-half demand in the U.S. roofing market, the company reaffirmed its outlook for 2010 during its second quarter earnings call based, in part, on its expectation that full-year U.S. roofing market demand would be broadly flat with 2009, absent additional storm activity. However, the weakness in market demand in June and July noted on the second quarter earnings call has persisted throughout the third quarter.

In light of this market weakness, the company now estimates that U.S. market demand for roofing shingles will be approximately 10 percent lower for the full year 2010 than it was in 2009. Much of this fall in demand has occurred in the third quarter where a reduction in customer inventories has contributed to a decline of approximately 35 percent in market demand from the third quarter of 2009.

Despite lower demand, the company's Roofing business has continued to perform well. The company remains comfortable with its prior guidance that Roofing EBIT margins will exceed 20 percent for the third quarter and also for full-year 2010.

In addition, the company's two other major businesses, Insulation and Composites, are performing in line with prior guidance.

Owens Corning previously stated that it was on track to deliver as much as $450 million in adjusted EBIT in 2010. The company believes that, based on its revised outlook for U.S. roofing market demand, the higher end of the guidance is no longer achievable. The company expects that its 2010 adjusted EBIT will grow significantly from 2009.

The company plans to provide additional information on its quarterly earnings conference call scheduled for Oct. 27, 2010.

About Owens Corning
Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune 500 Company for 56 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $4.8 billion in 2009 and about 16,000 employees in 28 countries on five continents. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in these statements. Such factors include, without limitation: economic and political conditions, including new legislation or other governmental actions; levels of residential and commercial construction activity; competitive factors; pricing factors; weather conditions; our level of indebtedness; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; availability and cost of energy and materials; availability and cost of credit; interest rate movements; issues related to acquisitions, divestitures and joint ventures; our ability to use our net operating loss carry-forwards; achievement of expected synergies, cost reductions and/or productivity improvements; issues involving implementation of new business systems; foreign exchange fluctuations; research and development activities; difficulties in managing production capacity; labor disputes; and, factors detailed from time to time in the Company's Securities and Exchange Commission filings. The information in this news release speaks as of the date September 20, 2010 and is subject to change. The Company does not undertake any duty to update or revise forward-looking statements. Any distribution of this news release after that date is not intended and will not be construed as updating or confirming such information.